As filed with the Securities and Exchange Commission on October 11, 2019

Registration No. 333-216826

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Post-Effective Amendment No. 1 to Form F-3 Registration Statement

UNDER
THE SECURITIES ACT OF 1933

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DRYSHIPS INC.

(Exact name of registrant as specified in its charter)

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Republic of the Marshall Islands (State or other jurisdiction of Incorporation or organization)		N/A (I.R.S. Employer Identification Number)

DryShips Inc. c/o DryShips Management Services Inc. 80 Kifisias Avenue GR 151 25 Marousi Athens, Greece +30-210-80-90-570 (Address and telephone number of Registrant's principal executive offices		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to: Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

(Address and telephone number of registrant's principal executive offices)

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Approximate date of commencement of proposed sale to the public: Not Applicable

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form F-3 (the "Post-Effective Amendment") relates to the Registration Statement on Form F-3 (File No. 333-216826) (the "Registration Statement") filed with the Securities and Exchange Commission on March 20, 2017, by DryShips Inc., a Marshall Islands corporation (the "Registrant"). The Registration Statement pertains to the registration of an indeterminate number of securities, which may include shares of common stock, par value $0.01 per share, of the Registrant, including related preferred share purchase rights, shares of preferred stock, par value $0.01 per share, of the Registrant, debt securities of the Registrant, warrants to purchase the Registrant's securities, purchase contracts to purchase the Registrant's securities, rights to purchase the Registrant's securities, and units comprised of any of the foregoing securities in an aggregate amount not to exceed $2,000,000,000.

On October 11, 2019, pursuant to the Agreement and Plan of Merger, dated as of August 18, 2019 (the "Merger Agreement"), by and among the Registrant,  SPII Holdings Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“Parent”), and Sileo Acquisitions Inc., a corporation organized under the laws of the Republic of the Marshall Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement to remove and withdraw from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Valletta, Malta, on this 11th day of October, 2019.

DRYSHIPS INC.

By:	MARE SERVICES LIMITED, its director

By:	/s/ Dr. Renato Cefai
Name: Dr. Renato Cefai
Title: Director of Mare Services Limited

No other person is required to sign this Post-Effective Amendment No. 1 on Form F-3 in reliance upon Rule 478 under the Securities Act.